EXHIBIT 99.1


BLOUNT ANNOUNCES COMPLETION OF FINANCING TRANSACTIONS


PORTLAND, OR, AUGUST 10, 2004 - Blount International, Inc. (NYSE: BLT) today announced the completion on August 9th of a series of financing transactions. These transactions included:

     o The issuance of an additional 13,800,000 shares of the Company's common stock at a price of $10 per share, increasing outstanding shares to 44,760,948;

     o The issuance by Blount Inc., the Company's wholly- owned subsidiary, of $175.0 million in principal amount of 8 7/8% Senior Subordinated Notes due 2012;

     o The amendment and restatement of the Company's existing senior credit facilities to provide for total borrowings of up to $419.9 million (the maximum borrowing available to the Company under its previous senior credit facilities was $190.0 million);

     o The provision of notice of redemption with respect to the entire $150.0 million outstanding of Blount, Inc.'s 7% Senior Notes due 2005;

     o The provision of notice of redemption with respect to the entire $323.2 million outstanding of Blount, Inc.'s 13 % Senior Subordinated Notes due 2009;

     o The prepayment in full of the Company's 12% Convertible Preferred Equivalent Security due 2012, total outstanding of $29.6 million; and

     o The payment of certain related fees, expenses, accrued interest and redemption premiums.

After giving effect to the transactions described above, assuming the completion of the redemptions, the Company's outstanding debt declined from $612.5 million prior to giving effect to the transactions to $536.7 million as of August 9th, and the Company had $50.4 million of additional borrowing capacity available under the terms of its amended and restated senior credit facilities. The amended and restated senior credit facilities consist of a revolving credit facility of up to $100.0 million, a Term B loan of $265.0 million, a Canadian Term loan of $4.9 million and a Second Collateral Institutional Loan of $50.0 million. The amendment and restatement of the senior credit facilities included among other things a reduction in interest rates, revisions to financial compliance ratios, the addition of maximum leverage ratios and revised repayment terms.

The Company filed a registration statement with the Securities and Exchange Commission for the issuance of its common stock and by Blount, Inc., its wholly-owned subsidiary, for issuance of $175 million in principal amount of Senior Subordinated Notes due 2012.

Lehman Brothers and JP Morgan served as joint book-running managers for the common stock offering. Lehman Brothers served as the sole book running manager for the Senior Subordinated notes offering.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Lawnmower, and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.